KBL LLP
CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated May 29, 2012, for the period April 28, 2011 (Inception) to December 31, 2011, related to the financial statements of Arttor Gold, LLC and Noble Effort Gold, LLC, and the unaudited interim financial statements for the three months ended March 31, 2012, which appear in Valor Gold Corp. to Registration Statement on Form S-1 filed on or about July 30, 2012.

KBL, LLP
New York, NY
July 30, 2012

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